Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Penn Virginia Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-214709) on Form S-3 with respect to the statements of revenues and direct operating expenses of the Lavaca County, Texas oil and gas properties sold to Penn Virginia Corporation for the years ended December 31, 2016 and 2015, which appears in Penn Virginia Corporation’s Form 8-K dated October 5, 2017, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Oklahoma City, Oklahoma

December 19, 2017